Exhibit 99.1
News Release

Lockheed Martin Reports Third Quarter 2025 Financial Results
•Sales of $18.6 billion
•Net earnings of $1.6 billion, or $6.95 per share
•Cash from operations of $3.7 billion and free cash flow of $3.3 billion
•Returned $1.8 billion of cash to shareholders through dividends and share repurchases
•Increased share repurchase authority by $2 billion to a total authorization of $9 billion
•Increased quarterly dividend by 5% to $3.45 per share
•Record backlog of $179 billion
•Updates 2025 outlook

BETHESDA, Md., Oct. 21, 2025 – Lockheed Martin Corporation [NYSE: LMT] today reported third quarter 2025 sales of $18.6 billion, compared to $17.1 billion in the third quarter of 2024. Net earnings in the third quarter of 2025 were $1.6 billion, or $6.95 per share, compared to $1.6 billion, or $6.80 per share, in the third quarter of 2024. Cash from operations was $3.7 billion in the third quarter of 2025, compared to $2.4 billion in the third quarter of 2024. Free cash flow was $3.3 billion in the third quarter of 2025, compared to $2.1 billion in the third quarter of 2024.
“Based on the effectiveness and reliability of our products and systems, strong demand from Lockheed Martin’s customers—both in the United States and among our allies—continues. As a result of this unprecedented demand, we are increasing production capacity significantly across a wide range of our lines of business,” said Lockheed Martin Chairman, President, and CEO Jim Taiclet. “Our record $179 billion backlog—more than two and a half years of sales—underscores the trust our customers place in us and underpins our company’s long‑term growth prospects. Major contract awards for the CH‑53K and PAC‑3 MSE programs are the largest ever for our Rotary and Mission Systems and Missiles and Fire Control businesses, respectively. Additionally, in close collaboration with our customers, we finalized the contracts covering Lots 18 and 19 of the F‑35 early in the fourth quarter. Lockheed Martin has delivered a record 143 F‑35 Lightning II jets through the end of the third quarter.
"Looking ahead, we are investing aggressively in both new digital technologies and physical production capacity needed to meet the top defense priorities of the United States and its allies—and we are doing so in partnership with a number of leading technology partners, large and small. Major national‑defense initiatives like the Golden Dome for America demand proven leadership in a wide range of skills, including integrated air and missile defense, space warfare and highly secure command‑and‑control systems. Lockheed Martin is the capable leader and integrator across industry for these types of initiatives. Moreover, our disciplined capital deployment continues to provide robust, reliable rewards for our shareholders, highlighted by 23 consecutive years of dividend increases. Together, these results reflect a company built for performance today and poised for growth tomorrow.”

Summary Financial Results
The following table presents the company's summary financial results:

	(in millions, except per share data)	Quarters Ended		Nine Months Ended
		Sept. 28, 2025	Sept. 29, 2024	Sept. 28, 2025	Sept. 29, 2024
	Sales	$18,609	$17,104	$54,727	$52,421

	Business segment operating profit[1]	$2,029	$1,870	$4,685	$5,657
	Unallocated items
	FAS/CAS pension operating adjustment	380	406	1,138	1,218
	Impairment and other charges	—	—	(66)	(87)
	Intangible asset amortization expense	(70)	(61)	(197)	(183)
	Other, net	(59)	(75)	(160)	(288)
	Total unallocated items	251	270	715	660
	Consolidated operating profit	$2,280	$2,140	$5,400	$6,317

	Net earnings	$1,619	$1,623	$3,673	$4,809

	Diluted earnings per share	$6.95	$6.80	$15.69	$20.05

	Cash from operations	$3,728	$2,438	$5,338	$5,949
	Capital expenditures	(381)	(355)	(1,186)	(1,103)
	Free cash flow[1]	$3,347	$2,083	$4,152	$4,846

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Cash from operations in the third quarter of 2025 was $3.7 billion with free cash flow of $3.3 billion compared to $2.4 billion with $2.1 billion in free cash flow in the third quarter of 2024. The increase in cash from operations was primarily due to a decrease in working capital driven by the F‑35 Lots 18‑19 contract; and lower tax payments, reflecting the impact of the One Big Beautiful Bill Act (the Tax Act).
The company's cash activities in the quarter ended Sept. 28, 2025, included the following:
•paying cash dividends of $765 million;
•paying $1.0 billion to repurchase 2.3 million shares;
•paying off $1.4 billion of commercial paper; and
•receiving net proceeds from debt issuances of $1,985 million.
As previously announced on Oct. 9, 2025, the company's board authorized the repurchase of its common stock up to an additional $2.0 billion, increasing the total authorization for potential future common stock repurchases to $9.1 billion. The stock repurchase program does not have an expiration date and may be amended or terminated by the board of directors at any time. The amount of shares ultimately purchased and the timing of purchases are at the discretion of management and subject to compliance with applicable law and regulation.
Additionally, on Oct. 9, 2025, the company authorized a fourth quarter dividend payment of $3.45 per share, representing an increase of $0.15 per share, or 5%, over the prior quarterly dividend payment.

2025 Financial Outlook
The company’s financial outlook for 2025 and other sections of this news release contain forward-looking statements, which reflect the company's judgment based on the information available at the time of this news release. The financial outlook for 2025 does not include potential impacts of government shutdown, or Executive Orders issued by the Administration. Additionally, it is the company's practice not to incorporate adjustments into its financial outlook for proposed or potential acquisitions, divestitures, ventures, future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or early-stage company investments, pension annuity contracts or discretionary contributions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. Actual results may differ materially from those projected. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update[2]	July 2025

	Sales	~$74,250 - $74,750	~$73,750 - $74,750

	Business segment operating profit[1]	~$6,675 - $6,725	~$6,600 - $6,700

	Total FAS/CAS pension adjustment	~$1,125	~$1,125

	Diluted earnings per share	~$22.15 - $22.35	~$21.70 - $22.00

	Cash from operations	~$8,500	~$8,500 - $8,700
	Capital expenditures	~$1,900	~$1,900
	Free cash flow[1]	~$6,600	~$6,600 - $6,800

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	The 2025 financial outlook incorporates the company's current assessment of the impact of tariffs and related recovery of tariffs on its contracts. However, the company cannot predict how tariffs will evolve and the actual impacts may differ from the company's expectations. It also does not include potential non-cash charges associated with the conversion of pension annuity contracts that the company may execute as early as the fourth quarter of 2025.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2025	Sept. 29, 2024	Sept. 28, 2025	Sept. 29, 2024
Sales
Aeronautics	$7,256	$6,487	$21,733	$20,609
Missiles and Fire Control	3,624	3,175	10,430	9,270
Rotary and Mission Systems	4,373	4,367	12,696	13,003
Space	3,356	3,075	9,868	9,539
Total sales	$18,609	$17,104	$54,727	$52,421

Operating profit
Aeronautics	$682	$659	$1,304	$2,089
Missiles and Fire Control	510	456	1,454	1,217
Rotary and Mission Systems	506	483	855	1,408
Space	331	272	1,072	943
Total business segment operating profit	2,029	1,870	4,685	5,657
Unallocated items
FAS/CAS operating adjustment	380	406	1,138	1,218
Impairment and other charges	—	—	(66)	(87)
Intangible asset amortization expense	(70)	(61)	(197)	(183)
Other, net	(59)	(75)	(160)	(288)
Total unallocated items	251	270	715	660
Total consolidated operating profit	$2,280	$2,140	$5,400	$6,317

For information on factors impacting comparability of the company's segment sales, operating profit and operating margins, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2024.
Consolidated net profit booking rate adjustments increased segment operating profit by approximately $365 million in the quarter ended Sept. 28, 2025. Consolidated net profit booking rate adjustments increased segment operating profit by approximately $375 million in the quarter ended Sept. 29, 2024, which included an $85 million favorable profit rate adjustment for a claim associated with a contract to modernize and install new engines in C-5 Galaxy aircraft and losses of $80 million recognized on a classified program at Aeronautics.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2025	Sept. 29, 2024	Sept. 28, 2025	Sept. 29, 2024
Sales	$7,256	$6,487	$21,733	$20,609
Operating profit	682	659	1,304	2,089
Operating margin	9.4%	10.2%	6.0%	10.1%
Aeronautics’ sales during the quarter ended Sept. 28, 2025 increased $769 million, or 12%, compared to the same period in 2024. This increase was primarily attributable to higher sales of $965 million on the F-35 program due to higher volume on production and sustainment contracts and the delays in receiving additional contractual authorization and funding under the Lots 18-19 contract in the third quarter of 2024. This increase was partially offset by lower sales of $140 million on classified contracts due to lower volume.
Aeronautics’ operating profit during the quarter ended Sept. 28, 2025 increased $23 million, or 3%, compared to the same period in 2024. This increase was attributable to a $70 million increase from higher volume, as described above, partially offset by a $45 million decrease in profit booking rate adjustments. The decrease in profit booking rate adjustments was primarily due to $40 million of unfavorable profit adjustments on C-130 programs. In addition, profit booking rate adjustments from 2024 that did not recur include a favorable profit rate adjustments of $85 million for a claim associated with a C-5 Galaxy contract and an unfavorable profit rate adjustment of $80 million on a classified program.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2025	Sept. 29, 2024	Sept. 28, 2025	Sept. 29, 2024
Sales	$3,624	$3,175	$10,430	$9,270
Operating profit	510	456	1,454	1,217
Operating margin	14.1%	14.4%	13.9%	13.1%
MFC’s sales during the quarter ended Sept. 28, 2025 increased $449 million, or 14%, compared to the same period in 2024. This increase was primarily attributable to higher sales of $280 million on tactical and strike missile programs due to production ramp-up on Joint Air-to-Surface Standoff Missile (JASSM), Long
Range Anti-Ship Missile (LRASM) and precision fires programs; and $235 million for integrated air and missile defense programs primarily due to production ramp-up on PAC-3.
MFC’s operating profit during the quarter ended Sept. 28, 2025 increased $54 million, or 12%, compared to the same period in 2024. This increase was primarily attributable to a $45 million increase from production ramp-up as described above.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2025	Sept. 29, 2024	Sept. 28, 2025	Sept. 29, 2024
Sales	$4,373	$4,367	$12,696	$13,003
Operating profit	506	483	855	1,408
Operating margin	11.6%	11.1%	6.7%	10.8%
RMS’ sales during the quarter ended Sept. 28, 2025 were comparable to the same period in 2024. Sales increased $190 million on Sikorsky helicopter programs due to higher production volume on Black Hawk programs and $40 million on various C6ISR programs due to higher volume. These increases were offset by lower sales of $155 million on integrated warfare systems and sensors (IWSS) programs due to lower volume on the Aegis and CSC programs, and $75 million for various training, logistics and simulation (TLS) programs due to lower volume.
RMS’ operating profit during the quarter ended Sept. 28, 2025 increased $23 million, or 5%, compared to the same period in 2024. This increase was primarily attributable to favorable contract mix at Sikorsky.

Space

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2025	Sept. 29, 2024	Sept. 28, 2025	Sept. 29, 2024
Sales	$3,356	$3,075	$9,868	$9,539
Operating profit	331	272	1,072	943
Operating margin	9.9%	8.8%	10.9%	9.9%
Space’s sales during the quarter ended Sept. 28, 2025 increased $281 million, or 9%, compared to the same period in 2024. This increase was primarily attributable to higher sales of $160 million for strategic and missile defense programs due to higher volume on the Fleet Ballistic Missile (FBM) and Next Generation Interceptor (NGI) programs; and $70 million on national security space programs due to classified volume.
Space’s operating profit during the quarter ended Sept. 28, 2025 increased $59 million, or 22%, compared to the same period in 2024. This increase was attributable to two primary factors: a $45 million increase in profit booking rate adjustments and a $20 million increase in volume, as described above. The increase in profit booking rate adjustments was primarily due to higher net favorable profit adjustments on the FBM program.
Total equity earnings (ULA) represented approximately $5 million, or 2% of Space's operating profit during both the quarter ended Sept. 28, 2025 and 2024.

Income Taxes

The company's effective income tax rate was 16.5% and 15.4% for the quarters ended Sept. 28, 2025 and Sept. 29, 2024. The higher effective income tax rate for the quarter ended Sept. 28, 2025 was attributable to the Tax Act primarily driven by lower tax deductions for foreign derived intangible income (FDII) partially offset by the favorable resolution of certain federal income tax audit items with the Internal Revenue Service. The rates for all periods benefited from research and development tax credits, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature, tax deductions for FDII and employee equity awards.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update	July 2025
	Business segment operating profit (non-GAAP)	~$6,675 - $6,725	~$6,600 - $6,700
	FAS/CAS operating adjustment[1]	~1,520	~1,520
	Intangible asset amortization expense	~(255)	~(255)
	Other, net	~(355)	~(335)
	Consolidated operating profit (GAAP)	~$7,585 - $7,635	~$7,530 - $7,630

1	Reflects the amount by which total CAS pension cost of $1.6 billion exceeds FAS pension service cost and excludes non-service FAS pension expense. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and future pension contributions.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Oct. 21, 2025, at 11:00 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.lockheedmartin.com.

# # #

Media Contacts:
Corporate Communications
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone, Vice President, Treasurer and Investor Relations
Christopher Fritz, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms, the debt ceiling and government shutdowns, and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment and rare earth minerals;
•the timing of contract awards or contract definitization, decisions by government customers to impose contract terms following undefinitized contract actions, achievement of performance milestones, customer acceptance of product deliveries, and receipt of customer payments;
•the company's ability to recover costs under U.S. Government contracts, the mix of fixed-price and cost-reimbursable contracts and the risks inherent in preparing estimates for fixed-price contracts (particularly for complex and technologically advanced programs);
•    customer procurement and other policies, laws, regulations and executive actions that affect the company and its industry, programs, future opportunities, and financial performance, including those relating to mission priorities, competing domestic and international spending, contracting terms (such as fixed-price requirements), treatment of contractor performance issues, and contractor access to competitive opportunities;
•    performance and/or financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•government actions that restrict or prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    foreign policy and international trade actions taken by governments such as tariffs, sanctions, embargoes, export and import controls, buying preferences, and other trade restrictions;
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales, including potential effects from fluctuations in currency exchange rates;
•    changes in non-U.S. national priorities and government budgets and planned orders;
•    the competitive environment for the company's products and services;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce and the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;
•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;

•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension annuity contracts and associated charges;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    compliance with laws, regulations, policies, and customer requirements relating to environmental matters;
•    the impact of public health crises, natural disasters and other severe weather conditions on the company's business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, administrative reviews, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its issuance. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Nine Months Ended
		Sept. 28, 2025	Sept. 29, 2024	Sept. 28, 2025	Sept. 29, 2024
	Sales	$18,609	$17,104	$54,727	$52,421
	Operating costs and expenses	(16,369)	(14,987)	(49,430)	(46,181)
	Gross profit	2,240	2,117	5,297	6,240
	Other income, net	40	23	103	77
	Operating profit	2,280	2,140	5,400	6,317
	Interest expense	(286)	(256)	(828)	(772)
	Non-service FAS pension (expense) income	(99)	16	(296)	47
	Other non-operating income, net	43	18	115	109
	Earnings before income taxes	1,938	1,918	4,391	5,701
	Income tax expense	(319)	(295)	(718)	(892)
	Net earnings	$1,619	$1,623	$3,673	$4,809
	Effective tax rate	16.5%	15.4%	16.4%	15.6%

	Earnings per common share
	Basic	$6.98	$6.83	$15.74	$20.12
	Diluted	$6.95	$6.80	$15.69	$20.05

	Weighted average shares outstanding
	Basic	231.9	237.5	233.3	239.0
	Diluted	232.8	238.6	234.1	239.9

	Common shares reported in stockholders’ equity at end of period			230	236

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 28, for the third quarter of 2025 and Sept. 29, for the third quarter of 2024. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended			Nine Months Ended
	Sept. 28, 2025	Sept. 29, 2024	% Change	Sept. 28, 2025	Sept. 29, 2024	% Change
Sales
Aeronautics	$7,256	$6,487	12%	$21,733	$20,609	5%
Missiles and Fire Control	3,624	3,175	14%	10,430	9,270	13%
Rotary and Mission Systems	4,373	4,367	—%	12,696	13,003	(2%)
Space	3,356	3,075	9%	9,868	9,539	3%
Total sales	$18,609	$17,104	9%	$54,727	$52,421	4%

Operating profit
Aeronautics	$682	$659	3%	$1,304	$2,089	(38%)
Missiles and Fire Control	510	456	12%	1,454	1,217	19%
Rotary and Mission Systems	506	483	5%	855	1,408	(39%)
Space	331	272	22%	1,072	943	14%
Total business segment operating profit	2,029	1,870	9%	4,685	5,657	(17%)
Unallocated items
FAS/CAS operating adjustment	380	406		1,138	1,218
Impairment and other charges	—	—		(66)	(87)
Intangible asset amortization expense	(70)	(61)		(197)	(183)
Other, net	(59)	(75)		(160)	(288)
Total unallocated items	251	270	(7%)	715	660	8%
Total consolidated operating profit	$2,280	$2,140	7%	$5,400	$6,317	(15%)

Operating margin
Aeronautics	9.4%	10.2%		6.0%	10.1%
Missiles and Fire Control	14.1%	14.4%		13.9%	13.1%
Rotary and Mission Systems	11.6%	11.1%		6.7%	10.8%
Space	9.9%	8.8%		10.9%	9.9%
Total business segment operating margin	10.9%	10.9%		8.6%	10.8%

Total consolidated operating margin	12.3%	12.5%		9.9%	12.1%

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	Sept. 28, 2025	Dec. 31, 2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,470	$2,483
Receivables, net	3,844	2,351
Contract assets	13,949	12,957
Inventories	3,749	3,474
Other current assets	924	584
Total current assets	25,936	21,849

Property, plant and equipment, net	8,722	8,726
Goodwill	11,313	11,067
Intangible assets, net	1,943	2,015
Deferred income taxes	3,413	3,557
Other noncurrent assets	8,949	8,403
Total assets	$60,276	$55,617

Liabilities and equity
Current liabilities
Accounts payable	$3,834	$2,222
Salaries, benefits and payroll taxes	3,065	3,125
Contract liabilities	10,259	9,795
Current maturities of long-term debt	1,669	643
Other current liabilities	4,147	3,635
Total current liabilities	22,974	19,420

Long-term debt, net	20,520	19,627
Accrued pension liabilities	4,861	4,791
Other noncurrent liabilities	5,740	5,446
Total liabilities	54,095	49,284

Stockholders’ equity
Common stock, $1 par value per share	230	234
Additional paid-in capital	—	—
Retained earnings	14,053	14,551
Accumulated other comprehensive loss	(8,102)	(8,452)
Total stockholders’ equity	6,181	6,333
Total liabilities and equity	$60,276	$55,617

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Nine Months Ended
	Sept. 28, 2025	Sept. 29, 2024
Operating activities
Net earnings	$3,673	$4,809
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,224	1,100
Stock-based compensation	215	229
Deferred income taxes	72	(174)
Impairment and other charges	66	87
Select program losses	1,615	248
Changes in assets and liabilities
Receivables, net	(1,493)	(9)
Contract assets	(1,231)	(1,136)
Inventories	(511)	(155)
Accounts payable	1,644	970
Contract liabilities	38	(139)
Income taxes	(100)	66
Qualified defined benefit pension plans	334	(2)
Other, net	(208)	55
Net cash provided by operating activities	5,338	5,949

Investing activities
Capital expenditures	(1,186)	(1,103)
Other, net	(278)	149
Net cash (used for) investing activities	(1,464)	(954)

Financing activities
Issuance of long-term debt, net of related costs	1,985	1,980
Repayments of long-term debt	(142)	(168)
Repurchases of common stock	(2,250)	(2,700)
Dividends paid	(2,332)	(2,281)
Other, net	(148)	(117)
Net cash (used for) financing activities	(2,887)	(3,286)

Net change in cash and cash equivalents	987	1,709
Cash and cash equivalents at beginning of period	2,483	1,442
Cash and cash equivalents at end of period	$3,470	$3,151

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2025 Outlook	2024 Actual
Total FAS (expense) income and CAS cost
FAS pension (expense) income	$(445)	$2
Less: CAS pension cost	1,570	1,684
Total FAS/CAS pension adjustment	$1,125	$1,686

Service and non-service cost reconciliation
FAS pension service cost	$(50)	$(60)
Less: CAS pension cost	1,570	1,684
FAS/CAS pension operating adjustment	1,520	1,624
Non-service FAS pension (expense) income	(395)	62
Total FAS/CAS pension adjustment	$1,125	$1,686

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	Sept. 28, 2025	Dec. 31, 2024
Aeronautics	$47,506	$62,763
Missiles and Fire Control	45,906	38,783
Rotary and Mission Systems	47,269	38,117
Space	38,390	36,377
Total backlog	$179,071	$176,040

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 28, 2025	Sept. 29, 2024	Sept. 28, 2025	Sept. 29, 2024
F-35	46	48	143	48
F-16	5	2	12	9
C-130J	—	4	2	13
Government helicopter programs	22	24	55	47
Commercial helicopter programs	1	—	2	—
International military helicopter programs	6	4	6	9

	Number of Weeks in Reporting Period[1]	2025	2024
	First quarter	13	13
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	13	13

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.